Exhibit 99.2

First Data Announces Cash Tender Offers for its Outstanding 7.375% Senior
Secured Notes due 2019 and 8.875% Senior Secured Notes due 2020

NEW YORK, August 6, 2015 — First Data Corporation (“First Data”) today announced that it has commenced cash tender offers for any and all of its outstanding 7.375% Senior Secured Notes due 2019 (the “7.375% Notes”) and any and all of its outstanding 8.875% Senior Secured Notes due 2020 (the “8.875% Notes” and, together with the 7.375% Notes, the “Notes”).  The tender offers are being made pursuant to an “Offer to Purchase” dated today, which sets forth a more comprehensive description of the terms of the offers. The table below sets forth information with respect to the Notes and the tender offers.

Title of Notes	CUSIP	Principal Amount Outstanding	Total Consideration(1)
7.375% Senior Secured Notes due 2019	319963BC7 U3198DAJ3	$640,000,000	$1,039.47
8.875% Senior Secured Notes due 2020	319963AW4 U3198DAB0	$510,000,000	$1,047.49

(1)         Per $1,000 principal amount of Notes tendered and accepted for purchase.

Each tender offer is scheduled to expire at the expiration time, which is at 5:00 p.m., New York City time, on August 12, 2015, unless extended or earlier terminated. Holders of Notes must tender and not withdraw their Notes on or before the expiration time, to receive the applicable “Total Consideration.”

The Total Consideration payable for each $1,000 principal amount of 7.375% Notes validly tendered on or before the expiration time and accepted for payment is equal to $1,039.47. The Total Consideration payable for each $1,000 principal amount of 8.875% Notes validly tendered on or before the expiration time and accepted for payment is equal to $1,047.49.  In addition to the applicable Total Consideration, holders of Notes accepted for payment will receive accrued and unpaid interest from the last interest payment date for the Notes to, but not including, the settlement date.

Except as required by applicable law, Notes tendered may be withdrawn only on or before the expiration time, or, if a tender offer is extended, the 10th business day after the commencement of such tender offer.

First Data may elect to accept for purchase prior to the expiration of the tender offer all Notes validly tendered on or before the expiration time. It is anticipated that the settlement date for Notes validly tendered on or before the expiration time will be August 13, 2015.

First Data has retained Merrill Lynch, Pierce, Fenner & Smith Incorporated to serve as dealer manager for the tender offers.  First Data has retained Global Bondholder Services Corporation to serve as the depositary and the information agent for the tender offers. Requests for documents may be directed to Global Bondholder Services Corporation by phone at (866) 794-2200 or (212) 430-3774 or in writing at 65 Broadway — Suite 404, New York, New York 10006. Copies may also be obtained at http://www.gbsc-usa.com/First_Data/. Questions regarding the tender offers may be directed to Merrill Lynch, Pierce, Fenner & Smith Incorporated by phone at (980) 388-3646 (collect) or (888) 292-0070 (U.S. toll free).

The tender offers are subject to the satisfaction of certain conditions, including a financing condition. If any of the conditions is not satisfied, First Data is not obligated to accept for payment, purchase or pay for, and may delay the acceptance for payment of, any tendered Notes, in each event subject to applicable laws, and may terminate either tender offer. The tender offers are not conditioned on the tender of a minimum principal amount of the applicable series of Notes. First Data is not soliciting consents from holders of Notes in connection with the tender offers. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes or any other securities. The tender offers are made only by and pursuant to the terms of the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery, and the information in this press release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery. None of First Data, the dealer manager or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the applicable tender offer. Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of the applicable series of Notes to tender.

Forward-Looking Statements

This press release includes certain disclosures which contain “forward-looking statements.”  You can identify forward-looking statements because they contain words such as “believes” and “expects.”  Forward-looking statements are based on First Data’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements are set forth in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 under the caption “Risk Factors.”

Contact

Glenn Fodor, CFA

Investor Relations

First Data

(212) 515-0278

investor@firstdata.com

Liidia Liuksila

Public Relations

First Data

(212) 515-0174

Liidia.Liuksila@firstdata.com